Exhibit 99.1

Name and Address of Reporting Person:	Mudrick Capital Management, L.P.
527 Madison Avenue
6th Floor
New York, NY 10022

Issuer Name and Ticker or Trading Symbol:	Hycroft Mining Holding Corporation [HYMC]

Date of Earliest Transaction Required to
be Reported (Month/Day/Year):	May 29, 2020

Footnotes to Form 4

1.	This statement is being filed by the following Reporting Persons: Mudrick Capital Management, L.P. (“Mudrick Capital”); Jason Mudrick, Mudrick Capital Acquisition Holdings LLC (“Sponsor”); Mudrick Capital Management, LLC (“Mudrick Capital GP”); Mudrick Distressed Opportunity Fund Global, L.P. (“Mudrick Opportunity Fund”); Mudrick Distressed Opportunity Specialty Fund, L.P. (“Mudrick Specialty Fund”); Mudrick GP, LLC (“Mudrick GP”); Mudrick Distressed Senior Secured Fund Global, L.P. (“Mudrick Senior Secured Fund”); Mudrick Senior Secured Fund GP, LLC (“Mudrick Senior Secured Fund GP”); Mudrick Distressed Opportunity Drawdown Fund, L.P. (“Mudrick Drawdown Fund”); Mudrick Distressed Opportunity Drawdown Fund GP, LLC (“Mudrick Drawdown Fund GP”); Mudrick Distressed Opportunity Drawdown Fund II, L.P. (“Mudrick Drawdown Fund II”); and Mudrick Distressed Opportunity Drawdown Fund II GP, LLC (“Mudrick Drawdown Fund II GP”).

2.	On May 29, 2020, prior to and in connection with the consummation of the business combination, pursuant to which, among other things, Mudrick Capital Acquisition Corporation (renamed as Hycroft Mining Holding Corporation, the “Issuer”) acquired all of the equity interests of the subsidiaries of Hycroft Mining Corporation (“Seller”) and substantially all of Seller’s other assets, and discharged and paid or assumed certain of Seller’s liabilities (the “Business Combination”), Sponsor surrendered to the Issuer for cancellation at no cost 3,511,820 shares of Class B common stock of the Issuer (“Class B Common Stock”) pursuant to that certain letter agreement, dated as of January 13, 2020, by and between Sponsor and the Issuer (the “Sponsor Letter Agreement”).

3.	On May 29, 2020, in connection with the Business Combination and in accordance with the Amended and Restated Certificate of Incorporation of the Issuer (as amended) in effect prior to the Business Combination (the “Certificate of Incorporation”) and the terms of the Parent Sponsor Letter Agreement, 1,688,180 shares of Class B Common Stock held by Sponsor were converted into an equal number of shares of Class A common stock of the Issuer (“Class A Common Stock”).

4.	On May 29, 2020, in connection with the Business Combination, pursuant to that certain forward purchase contract, by and between the Issuer and the Sponsor, dated as of January 24, 2018, concurrently with the consummation of the Business Combination, Sponsor purchased from the Issuer in a private placement 3,125,000 shares of Class A Common Stock and 625,000 warrants to purchase 1 share of Class A Common Stock for $11.50 per share, for an aggregate purchase price of $25,000,000.

5.	The warrants will become exercisable on June 28, 2020 and expire May 29, 2025 or earlier upon their redemption or the liquidation of the Issuer. For so long as the Sponsor (or a permitted transferee under the applicable warrant agreement) continues to hold the warrants, the warrants may not be redeemed. Once exercisable, the Private Placement Warrants (as defined below) may be redeemed, at a price of $0.01 per warrant, if the last sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third business day before the notice of redemption is sent to the warrant holders.

6.	On May 29, 2020, in connection with the Business Combination, pursuant to that certain Exchange Agreement (as amended), dated as of January, 13, 2020, certain of the Reporting Persons acquired from the Issuer an aggregate of 8,322,119 shares of Class A Common Stock as follows: 4,520,941 by Mudrick Opportunity Fund; 800,760 by Mudrick Drawdown Fund; 270,978 by Mudrick Specialty Fund; and 2,729,440 by certain client accounts managed by Mudrick Capital (the “Managed Accounts” and together with Mudrick Opportunity Fund, Mudrick Drawdown Fund, Mudrick Specialty Fund, Mudrick Senior Secured Fund, and Mudrick Drawdown Fund II, the “Mudrick Funds”).

7.	On May 29, 2020, in connection with the Business Combination, pursuant to those certain Subscription/Backstop Agreements (as amended or otherwise modified), dated as of January 13, 2020, certain of the Reporting Persons acquired from the Issuer an aggregate of 3,028,924 shares of Class A Common Stock and 1,295,892 warrants to purchase shares of Class A Common Stock at $11.50 per share (the “Private Placement Warrants”) for an aggregate purchase price of $30,289,200.10, as follows: 891,335 shares of Class A Common Stock and 381,348 Private Placement Warrants by Mudrick Opportunity Fund; 94,647 shares of Class A Common Stock and 40,493 Private Placement Warrants by Mudrick Drawdown Fund; 105,795 shares of Class A Common Stock and 45,263 Private Placement Warrants by Mudrick Specialty Fund; 34,410 shares of Class A Common Stock and 14,722 Private Placement Warrants by Mudrick Distressed Senior Secured Fund; 500,000 shares of Common Stock and 213,920 Private Placement Warrants by Mudrick Distressed Opportunity Drawdown Fund II, L.P.; and 1,402,737 shares of Class A Common Stock and 600,146 Private Placement Warrants by the Managed Accounts.

8.	On May 29, 2020, in connection with the Business Combination, certain of the Reporting Persons acquired an aggregate of 5,817,015 shares of Class A Common Stock in a pro-rata distribution from Hycroft Mining Corporation as follows: 2,311,759 by Mudrick Opportunity Fund; 922,152 by Mudrick Drawdown Fund; 218,261 by Mudrick Specialty Fund; and 2,364,843 by the Managed Accounts.

9.	Mudrick Capital is the managing member of Sponsor, is the investment manager of each of the Mudrick Funds and has voting and investment discretion with respect to the securities held by the Sponsor and the Mudrick Funds. Jason Mudrick is the sole member of each of Mudrick Capital GP, the general partner of Mudrick Capital, Mudrick Drawdown Fund GP, the general partner of Mudrick Drawdown Fund, Mudrick Drawdown Fund II GP, the general partner of Mudrick Drawdown Fund II, Mudrick Senior Secured GP, the general partner of Mudrick Senior Secured Fund, and Mudrick GP, the general partner of Mudrick Opportunity Fund and Mudrick Specialty Fund. As such, Mudrick Capital, Mudrick Capital GP and Jason Mudrick may be deemed to have beneficial ownership of the equity securities of the Issuer owned by the Sponsor and the Mudrick Funds, Mudrick Drawdown Fund GP may be deemed to have beneficial ownership of the securities owned by Mudrick Drawdown Fund, Mudrick Drawdown Fund II GP may be deemed to have beneficial ownership of the securities owned by Mudrick Drawdown Fund II, Mudrick Senior Secured Fund GP may be deemed to beneficially own the securities owned by Mudrick Senior Secured Fund, and Mudrick GP may be deemed to beneficially own the securities owned by Mudrick Opportunity Fund and Mudrick Specialty Fund. The Reporting Persons disclaim any beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Pursuant to Rule 16a-1(a)(4) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this filing shall not be deemed an admission that the Reporting Persons are, for purposes of Section 16 of the Exchange Act or otherwise, the beneficial owners of any equity securities of the Issuer in excess of their respective pecuniary interests.

10.	In connection with the Business Combination, Mr. Mudrick resigned from the board of directors of the Issuer (the “Board”) and from his position as Chief Executive Officer of the Issuer, and David Kirsch, Managing Director and Senior Analyst at Mudrick Capital, was elected to the Board. Each of the Reporting Persons is a “director by deputization” solely for purposes of Section 16 of the Exchange Act.